Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”), dated as of June 23, 2005 (the “Effective Date”, as defined in Section 9.14 herein), is by and between ER Carter, L.L.C., a Delaware limited liability company (“Seller”), and Comstock Carter Lake, L.C., a Virginia limited liability company (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1                                   Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)                                  Real Property.  That certain real property commonly known as “Carter Lake Apartments” and located in Reston, Virginia as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b)                                  Leases.  All of the Seller’s interest in and to all of the Leases (as defined in Section 2.1 below), including Leases entered into after the date of this Agreement as permitted by this Agreement;

(c)                                  Tangible Personal Property.  All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property, except to the extent sold or assigned to Buyer pursuant to the provisions of this Agreement (1) any items of personal property owned by tenants under the Leases, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller has provided to Buyer all lists and inventories in Seller’s possession or control of such Tangible Personal Property; and

(d)                                  Intangible Personal Property.  To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property, including, without limitation: any trade names and trademarks associated with the Real Property (but specifically excluding the name “RREEF” and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service Contracts (as defined in Section 2.1 below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”).  Seller has provided to Buyer all lists and inventories in Seller’s possession or control of such Intangible Personal Property.

Section 1.2                                   Purchase Price.

(a)                                  The purchase price of the Property is Thirty Six Million Two Hundred Fifty Thousand and No/100 Dollars ($36,250,000.00) (the “Purchase Price”).

(b)                                  The Purchase Price shall be paid as follows:

(1)                                 Within five (5) business days after delivery to Buyer of the necessary approvals required by Section 9.23, Buyer shall deliver to Seller cash or other immediately available funds in the amount of Four Million and No/100 Dollars ($4,000,000.00) (the “Deposit”).  Upon delivery the Deposit shall be fully earned by Seller and shall be nonrefundable (except in the event of Seller’s willful refusal to close after Buyer’s full performance hereunder or as otherwise expressly provided in this Agreement) and shall not be subject to any Buyer closing condition.

The full amount of the Deposit paid to the Seller shall be credited against the Purchase Price at the Closing (as defined in Section 1.2(b)(2) below).  IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S WILLFUL FAILURE TO CONVEY THE PROPERTY TO SELLER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND, WHERE EXPRESSLY PROVIDED HEREUNDER, RECEIVE A REFUND OF THE DEPOSIT IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT.  IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY OTHER DEFAULT BY SELLER THEN BUYER MAY, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT.  BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER.  IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, AND BUYER FAILS TO CURE SUCH DEFAULT WITHIN FIVE (5) DAYS AFTER NOTICE FROM SELLER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY IN CONNECTION WITH SUCH DEFAULT.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES

EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.  THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

INITIALS:	SELLER	BUYER

(2)                                 The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1                                   Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Buyer acknowledges that Seller has provided Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property.  Buyer acknowledges that Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property copies of all “Due Diligence Materials” in Seller’s possession, except as otherwise specifically provided herein.  “Due Diligence Materials” shall include, but not be limited to, (i) tenant leases, any guaranties thereof and any other occupancy agreements, and all amendments and modifications thereof affecting the Property (collectively, the “Leases”), (ii) all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”), (iii) all other contracts, agreements, reports and other items and materials related to the Property, (iv) any environmental reports in Seller’s possession and prepared by or on behalf of Seller, and (v) copies of building plans, if any, at the Property.  Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, internal appraisals, structural or physical inspection reports, and (v) any information which is the subject of a confidentiality agreement between Seller and a third party

(the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). Buyer’s obligation to purchase the Property is conditioned upon title to the Property being conveyed in accordance with the provisions of Section 4.1(e) below.  Anything provided in this Agreement to the contrary notwithstanding, the failure of the condition described in the preceding sentence, unless such failure results from the intentional act or omission of Seller, shall not be considered a default by Seller and shall not entitle Buyer to receive a return of the Deposit. The failure of Seller to obtain the necessary approvals as required by Section 9.23 below on or before July 29, 2005 shall entitle either party to terminate this Agreement, unless upon notice from Seller of its intention to terminate this Agreement, Buyer waives the approval requirements contain in Section 9.24.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1                                   Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials, and any matters of public record where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property.  Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a)                                  Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b)                                  Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c)                                  (i) This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement , and all documents executed by Seller which are to be delivered to Buyer at Closing, do not and will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller’s knowledge, the Property is subject.

(d)                                  The only Leases in force for the Property as of the Effective Date are set forth in a tenant list and rent roll, together with information regarding any security deposits held in connection with the same, and current delinquency information, attached hereto as Exhibit B and made a part hereof (the “Rent Roll”).  To the best of Seller’s knowledge, Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured.  To the best of Seller’s knowledge, the updated Rent Roll delivered at closing shall include all of the Leases then in force for the Property.

(e)                                  The only Service Contracts in effect for the Property as of the Effective Date are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof.  To the best of Seller’s knowledge, the updated list of Service Contracts delivered at closing shall include all of the Service Contracts then in effect for the Property.

(f)                                    To the best of Seller’s knowledge, as of the Effective Date there is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.

(g)                                 To the best of Seller’s knowledge, as of the Effective Date Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(h)                                 To the best of Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer in connection with the Property are complete copies of such items in Seller’s possession which are used by Seller in the operation of the Property.

(i)                                    Seller has been, and as of the Closing Date shall be, duly organized, validly existing, and in good standing in the state in which it was formed, and, if so required to, qualified to do business in the state in which the Real Property is located.

(j)                                    Other than Seller’s Broker (as defined in Section 6.1 below), Seller has had no contact with any broker or finder with respect to the sale of the Property.

(k)                                Seller has not prepaid, more than thirty (30) days in advance, expenses for the Property other than real estate taxes and payments under Service Contracts which are not terminable without penalty or payment of a fee or other cost to Seller.

Each of the representations and warranties of Seller contained in this Section 3.1:  (1) shall be true in all material respects as of the Effective Date or as of such other date as is expressly provided in such representation or warranty, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2                                   No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect as of a date prior to the Effective Date, or as of such other date as is expressly provided in such representation or warranty, and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or otherwise, or is a matter of public record, or is otherwise discovered by Buyer before the Closing, including, without limitation, matters disclosed in any interviews with tenants, property managers or any other person.  If Buyer first obtains knowledge of any material Exception Matter after the Effective Date and prior to the Closing Date and such Exception Matter was not contained in the Due Diligence Materials, the Disclosure Items or is not a matter of public record, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five (5) days following Buyer’s discovery of such Exception Matter or (b) the Closing Date, which ever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing Date, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy prior to the Closing Date.  Buyer’s failure to give notice within five (5) days after it has obtained knowledge of a material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter.  Seller shall have no obligation to cure or remedy any Exception Matter (other than monetary liens as provided in Section 4.1(c) below), even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters.  Upon any termination of this Agreement, neither party shall have any further rights or obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains knowledge of any Exception Matter, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below).

Section 3.3                                   Survival of Seller’s Representations and Warranties of Sale.

The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of nine (9) months after the Closing.  Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4                                   Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Peter F. Feinberg and Robert Hanrahan, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials.  Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5                                   Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)                                  This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b)                                  Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)                                  Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located.  This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d)                                  Omitted.

(e)                                  Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

(f)                                    Other than Seller’s Broker (as defined in Section 6.1 below), Buyer has had no contact with any broker or finder with respect to the Property.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 3.6                                   Buyer’s Independent Investigation.

(a)                                  Buyer hereby acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1)                                 All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)                                 The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the Improvements and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property.  Such examination of the physical condition of the Property has included an examination for the presence or absence of Hazardous Materials, as defined below.  For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3)                                 Any easements and/or access rights affecting the Property.

(4)                                 The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.

(5)                                 The Service Contracts and any other documents or agreements of significance affecting the Property.

(6)                                 All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.

(b)                                  Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c)                                  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION:  (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the Improvements and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the value, economics of the operation or income potential of the Property, or (xi) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.  In addition, except as expressly provided herein to the contrary, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items.

Section 3.7                                   Release.

Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof and any other matters which expressly survive Closing under this Agreement, Buyer, as of the date of Closing, on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller

Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

Section 3.8                                   Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1                                   Conditions of Title.

(a)                                  Buyer has obtained (i) an updated preliminary title report or commitment (the “Title Report”) from Premier Title, 8221 Old Courthouse Road #300, Vienna, Virginia  22182  (the “Title Company”) and (ii) any plat or survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) desired by Buyer or necessary to support the issuance of the Title Policy (as defined in Section 4.2 below).  If Buyer has not already done so, Buyer’s shall provide to Seller a copy of (x) the Title Report, together with copies of all underlying documents relating to title exceptions referred to therein and (y) the Survey, which shall be certified to the Title Company, Buyer and Seller.  Buyer shall pay the entire cost of the Title Report and the Survey.  If Closing does not occur, Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor (to the extent that such assignment is permitted under Buyer’s contract with the surveyor) and in such event Seller shall reimburse Buyer for the cost of the Survey.

(b)                                  Within one (1) business day after the Effective Date (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to conditions to the title to the Property which were not disclosed in the title report and survey previously delivered to Buyer by Seller, including, without limitation, any objections to any matter first disclosed by the Survey (collectively, “Objections”).  In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”).  Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c)                                  If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure.  If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters.  Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not tenants of the Property or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent and (iii) that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof.  Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.

(d)                                  If Seller elects (or is deemed to have elected) not to attempt to cure any Objections related to defects in title caused by the Seller and raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response.  In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.  If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e).  If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

(e)                                  At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

(i)                                     Interests of tenants in possession under the Leases;

(ii)                                  Matters created by, or with the written consent of, Buyer;

(iii)                               Non-delinquent liens for real estate taxes and assessments; and

(iv)                              Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.”  Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property.  The provisions of this Section shall survive the Closing.

Section 4.2                                   Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the “Title Policy”).  The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder.  Buyer shall pay the costs for all such endorsements.  Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an affidavit as to the existing tenants of the Property and any ongoing construction work at the Property.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1                                   Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that:  (a) the cost to repair any such damage or destruction does not exceed Four Million Dollars ($4,000,000), in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as defined in Section 5.2 below) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of

Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property (subject to the approval of Buyer, not to be unreasonably withheld, conditioned or delayed provided no such approval shall be required in the case of repairs which the Seller must make in order to comply with applicable laws, resolve an emergency condition, or avoid default under an agreement to which Seller is a party), and Seller shall retain the rights to such proceeds and awards to such extent.

Section 5.2                                   Major Loss.

If the cost to repair the damage or destruction as specified above exceeds Four Million Dollars ($4,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within five (5) days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof.  If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.  If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property (subject to the approval of Buyer, not to be unreasonably withheld, conditioned or delayed provided no such approval shall be required in the case of repairs which the Seller must make in order to comply with applicable laws, resolve an emergency condition, or avoid default under an agreement to which Seller is a party), and Seller shall retain the rights to such proceeds and awards to such extent.  A condemnation shall be deemed material if any portion of any net rentable area of the Property, or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected, permanently.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1                                   Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for CB Richard Ellis, Inc. (“Seller’s Broker”).  At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker.  If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim.  The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2                                   Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1                                   Leasing.

During the period between the Effective Date and the delivery of the Deposit, Seller shall continue to manage and lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property. Provided, however, Seller shall have no obligation to lease or market the Property and Seller shall have no liability for Leases which are terminated either by agreement between the Seller and the applicable tenant or as a result of a tenant’s default under its Lease.

During the period between the delivery of the Deposit and the Closing Date, Seller hereby agrees to (to the extent permitted by applicable law):  (i) not enter into any new Lease, renew any existing Lease, or modify any existing Lease for a unit at the Property unless (a) (1) the term of such Lease expires on or before the dates specified on Exhibit F attached hereto for each individual building and (2) the Lease terminates by its express terms on a date certain; and (3) the Lease does not contain any autorenewal or non-termination provisions that benefit the Tenant; or (b) Buyer otherwise waives the requirements of this Section in writing with respect to all or certain tenants; and (ii) cooperate with Buyer in any submissions to governmental authorities relating to Purchaser’s intended use and development of the Property.  Upon Buyer’s request, but only after the Deposit has been made, Seller shall deliver a notice of termination (the “120 Day Notice”) to tenants specified by Buyer, provided, however, that Seller shall have no obligation to send the 120 Day Notice if the sending of the 120 Day Notice will result in the Lease being terminated prior to the dates specified on Exhibit F or the date the Lease expires according to its own terms (without reference to any tenant holdover or automatic renewal provisions contained in such Lease).  In addition, Seller and Buyer agree that Buyer shall have the right to cause the Seller to send 120 Day Notices with respect to Leases that expire more than one hundred twenty (120) days after the date of the 120 Day Notice, provided that such notices specify that the Lease shall not be terminated until the later of (x) one hundred twenty (120) days after the date of the 120 Day Notice; and (y) the date the Lease expires according to its own terms (without reference to any tenant holdover or automatic renewal provisions contained in such Lease).  Seller and Purchaser shall jointly draft the 120 Day Notice, which may contain additional information regarding Purchaser’s intended plans with respect to the Property.  Commencing on the date which is fifteen (15) days after delivery of the Deposit, and monthly thereafter until the Closing Date, Buyer shall pay directly to Seller the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (a “Vacancy Payment”).  Each installment of the Vacancy Payment shall be nonrefundable and shall be fully earned by Seller when paid.  The Vacancy Payment shall not be credited against the Purchase Price.  Buyer’s failure to pay an installment of the Vacancy Payment when due shall be a material default under this Agreement and in the event of such default, in addition to any other remedies available to Seller, Seller may cease to comply with the obligations of this Section 7.1.

During the period between the Effective Date and the Closing Date, if Seller becomes aware that a Unit is going to become vacant for the buildings located at 11011, 11013, 11015, 11017 and 11019 Becontree Lake Drive on a date between the Effective Date and the Closing Date (provided that nothing contained in this paragraph shall affect the Seller’s obligations with respect to the Lease termination dates set forth in Exhibit F.), then Seller shall give Buyer written notice of such vacancy, describing the Lease, the rent and the terms and conditions of the Lease.  All terms and conditions shall be substantially similar to those offered to prospective tenants at the Property.  Buyer shall have four (4) business days from the receipt of such notice to agree to lease the unit that will become vacant for the rent and upon the terms and conditions specified in such notice by giving written notice to Seller.  If Buyer exercises its rights hereunder to enter into a Lease, the parties shall promptly execute a Lease for said unit, and Buyer and Seller shall thereafter comply with each of their respective obligations under the Lease until the Closing Date (and thereafter if Closing does not occur).  If Buyer does not exercise its rights hereunder to enter into a Lease, Seller may enter into a Lease for that Unit with a third party on substantially the same terms as were offered to Buyer and otherwise in compliance with the requirements of this Agreement regarding leasing.  All amounts paid by Buyer to Seller under Leases entered into pursuant to this paragraph shall be credited to the Purchase Price at Closing.  The provisions of this paragraph shall survive the termination of this Agreement, unless such termination results from a default by Seller under this Agreement.

During the period between the Effective Date and the Closing Date, on a monthly basis Seller shall deliver to Buyer copies of the current rent roll for the Property together with copies of any newly executed Leases or modifications or renewals of Leases.  Such rent roll shall be the actual rent roll used by Seller in its operation of the Property.

Section 7.2                                   Leasing Commissions and Concessions.

With respect to any new Lease entered into by Seller between the Effective Date and the delivery of the Deposit, and with respect to any renewal, extension or modification of any Lease permitted pursuant to Section 7.1, all leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions shall be prorated over the term of the lease, renewal or extension, based on the economic benefit to the parties hereto occurring before or after the Closing.  Seller’s share of such costs shall be based on the portion of economic benefit of the lease term, renewal or extension, as the case may be, occurring prior to Closing, which amount shall be a credit against the Purchase Price, and Buyer shall be responsible for the remainder of such costs.  Buyer shall reimburse Seller for all such costs incurred by Seller to the extent Buyer is obligated therefor pursuant to the provisions hereof.  Pursuant to the Assignment of Leases Buyer shall assume any then outstanding obligations with respect to such leasing commissions and concessions.  The provisions of this Section shall survive the Closing.

Section 7.3                                   Tenant Notices.

At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property.  The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for the tenant’s security deposit.  The form of the notice shall be otherwise reasonably acceptable to the parties.  Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing.  This provision shall expressly survive Closing.

Section 7.4                                  Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary).  Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date (except as provided in Section 7.1 above), provided that Seller shall in no event be obligated to make any capital expenditures or repairs other than those that are necessary to maintain the habitability of, or emergency repairs to, units at the Property which are occupied under then current Leases.  Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5                                   Service Contracts.

Within five (5) business days after the Effective Date, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller.  Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing.  Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and brokerage agreements with respect to the Property.

During the period between the Effective Date and the Closing Date, on a monthly basis Seller shall deliver to Buyer a current list of Service Contracts along with copies of any Service Contracts which first appear on such list.  Such list shall be the actual list used by Seller in its operation of the Property.  Seller shall have no obligation to deliver such list during any month when such list would contain no changes from the list attached to this Agreement as Exhibit G or another list of Service Contracts delivered to Buyer pursuant to this Section 7.5.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1                                   Intentionally Omitted.

Section 8.2                                   Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made before 11:00 a.m. prevailing Eastern time at the offices of the Title Company or as otherwise mutually agreed on December 10, 2005, provided that Buyer shall have the automatic right to extend the Closing Date to January 10, 2006 upon written notice to Seller on or before November 30, 2005, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Buyer shall have the right to accelerate the Closing Date to any earlier date upon five (5) business days notice to Seller.  Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 8.3                                   Deposit of Documents.

(a)                                  At or before the Closing, Seller shall deposit into escrow the following items:

(1)                                 the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;

(2)                                 four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(3)                                 four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Leases, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);

(4)                                 an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; and

(5)                                 an updated Rent Roll, certified to Buyer.

(b)                                  At or before Closing, Buyer shall deposit into escrow the following items:

(1)                                 immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2)                                 four (4) duly executed counterparts of the Bill of Sale; and

(3)                                 four (4) duly executed counterparts of the Assignment of Leases.

(c)                                  Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof.  Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)                                  On the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession together with an affidavit from Seller as to such copies being true and complete copies of the applicable Lease(s), copies of the tenant correspondence files (for the three (3) most recent years of Seller’s ownership of the Property only and the current year), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Section 2.1 above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller.  Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property the keys to the Property on the Closing Date.

Section 8.4                                   Omitted

Section 8.5                                   Prorations.

(a)                                  Rents and any additional charges and expenses payable by tenants under Leases, all as and when actually collected; real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller and expenses already paid by Seller but which are being amortized over time by Seller and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid or unamortized portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.  Buyer shall reimburse Seller for the leasing commissions, legal fees and other expenses, and free rent and other concessions, as provided in Section 7.2.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a).  If a tenant shall specifically designate a payment as being attributable to, or if it is readily ascertainable that a payment received from a tenant is attributable to a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by such tenant or for reimbursement for work performed by Seller on the tenant’s premises, such payment shall be so applied.  If there is no such designation or if not so readily ascertainable, any payment received from a tenant after Closing shall be deemed a payment of rent due after the Closing until the tenant is current on rents and sums due under the applicable Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing.  Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller.  Seller retains the right to collect any such rents and other sums from tenants after Closing; provided, however, that Seller shall have no right to cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant other than to sue for collection.

The amount of any cash security deposits held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits).  Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property.  Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter.  Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent.  Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(b)                                  All title charges (including endorsements and reinsurance charges), survey costs, escrow or closing fees, sale and transfer taxes, recording fees or taxes, documentary taxes and similar taxes and fees imposed upon the transfer of the Property by applicable law shall be paid by Buyer at Closing.  Any escrow fees shall be split equally between Seller and Buyer.  The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c)                                  Omitted

(d)                                  The provisions of this Section 8.5 shall survive the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                   Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	Christopher Clemente
Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
Fax No.: (703) 760-1520

Jubal Thompson, Esquire
Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
Fax No.: (703) 760-1520

with a copy to:	Joseph Edward Bankert, Esquire
Bankert & Associates, P.C.
3025 Hamaker Court, #501
Fairfax, Virginia 22031
Fax No.: (703) 876-4628

To Seller:	ER Carter, L.L.C.
c/o RREEF America L.L.C.
280 Park Avenue, 40th Floor
New York, New York 10017
Attention: Peter F. Feinberg
Fax No.: 212-454-6616

with a copy to:	Seyfarth Shaw LLP
55 East Monroe Street, Suite 4200
Chicago, Illinois 60603
Attention: Jeffrey D. Friedman
Fax No.: 312-269-8869

or to such other address as either party may from time to time specify in writing to the other party.  Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt.  Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt.  Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2                                   Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof.  Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3                                   Entry and Indemnity.

Notwithstanding the fact that Buyer has no due diligence or inspection contingency under this Agreement, Seller shall permit Buyer to enter the Property in accordance with the terms of this Section 9.3 solely for purposes of planning and preparing for Buyer’s ownership of the Property and for purposes of performance and design testing or inspection solely related to such planning and preparation.  In connection with any entry by Buyer, or its agents or employees onto the Property, Buyer shall give Seller reasonable advance notice of such entry and the nature and scope of any testing or inspection to be performed in connection with such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s operation of the Property and the use and enjoyment of the Property by Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller.  Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority or any tenant without first notifying Seller of the nature of such contact, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a tenant and present at any meeting by Buyer with a tenant.  Buyer shall maintain  public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents or employees arising out of any entry to the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller.  Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents or employees.  The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the

Closing, or, if the sale is not consummated, beyond the termination of this Agreement.  Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4                                   Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5                                   Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6                                   Assignment.

Except as provided herein, Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion.  Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to a separate account, or an entity owned by a separate account, of Buyer, or to a single purpose entity, whether existing or not as of the Effective Date, at any time before the Closing Date.   Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsection 3.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee.  Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7                                   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8                                   Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

Section 9.9                                   Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party.  Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller.  Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential.  If Buyer acquires the Property from Seller,  Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties.  The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer from Seller or Seller’s agents in connection with the purchase of the Property hereunder.

Section 9.10                            Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein.  Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.  The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11                            Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12                            Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13                            No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14                            Drafts Not an Offer to Enter into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property.  The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission). The last date upon which either Seller or Buyer executes and delivers a counterpart of this Agreement to the other shall be the “Effective Date” of this Agreement, and such date shall be inserted in the first paragraph of this Agreement.

Section 9.15                            ERISA.

Without limiting Buyer’s representation and warranty in Section 3.5(e) above, within ten (10) days after the Effective Date, Buyer shall furnish to Seller all information regarding Buyer, its affiliates and the shareholders, members, investors or partners of each of them and any permitted assignees of Buyer hereunder (collectively, the “Buyer Related Parties”) as Seller requests in order to enable Seller to determine to Seller’s sole satisfaction that Buyer’s representation and warranty contained in Section 3.5(e) of this Agreement is true and correct.  Buyer represents and warrants and covenants to Seller that there will not be any change in any such information regarding Buyer or the Buyer Related Parties prior to or on the Closing.  In the event any such information or change in Seller’s reasonable judgment makes this transaction a sale to a party-in-interest, Seller may terminate this Agreement without liability on the part of Seller or Buyer (provided such change did not occur as a result of a default by Buyer), other than Buyer’s indemnity contained in Section 9.3 hereof and the obligations of Buyer contained in Sections 6.1 and 9.9 hereof, and the Deposit will be returned to Buyer.

Section 9.16                            No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto.  Neither party has any fiduciary relationship hereunder to the other.

Section 9.17                            No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

Section 9.18                            Omitted.

Section 9.19                            Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, the Assignment of Leases and any Seller estoppel certificate (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed Seven Hundred Fifty Thousand Dollars ($750,000); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Fifteen Thousand Dollars ($15,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

Section 9.20                            FIN 46 Language.

Buyer hereby represents that it is subject to the requirements of Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an authoritative accounting pronouncement issued by the Financial Accounting Standards Board.  Seller agrees to timely cooperate in all material respects with the Buyer’s obligation to comply with the financial reporting requirements of FIN 46, including providing Seller’s financial statements (i.e., balance sheet, income statement and statement of cash flows) and certain other information such as, but not limited to, asset values, development stage, and cost estimation, provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information..  Buyer agrees that such information shall be used only to prepare financial statements in accordance with generally accepted accounting principles to comply with Buyer’s legal financial reporting obligations to the Securities and Exchange Commission and other legally mandated uses of Buyer’s audited financial statements.  Such information shall not be distributed individually to any other third party nor used for any other purposes.  Financial information provided will be consolidated with other information from multiple entities and will not be identified in any of Buyer’s public financial reports on an individual or specific attribution basis.  The Information will be collected, controlled and kept confidential by the Buyer’s Chief Accounting Officer, or his designee, and will not be shared of distributed to the Buyer’s operation personnel in any form, oral or written.

Section 9.21                            Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.22                            Survival of Article IX.

Section 9.23                            The provisions of this Article IX shall survive the Closing.

Section 9.24                            Storm Water Management Facility.

It is a condition to Buyer’s obligation to proceed to Closing hereunder that Seller shall perform its obligations set forth in this Section 9.24.  Buyer and Seller acknowledge that the spillway that previously contained the storm water management facility located on the Property has been breached, that the governmental authorities with jurisdiction over the storm water management facility are aware of the breach, and that said breach could be construed by the governmental authorities as a default under that certain Storm Water Detention Agreement dated December 7, 1976 and recorded in the land records of Fairfax County, Virginia in Deed Book 4539, page 378 (the “SWM Agreement”), as well as a violation of law.  Seller agrees, on or prior to July 29, 2005, to obtain approval of the appropriate governmental authorities to permit the creation of a landscaped wetlands area as a cure for any default under the SWM Agreement and as a remedy for any outstanding the violation of law as well as approval of the scope of work to be performed.  Seller shall cooperate with Buyer to allow Buyer to review and comment on Seller’s plan to remedy the default and cure the violation, and Seller shall allow Buyer to attend all meetings with the appropriate governmental authorities and to review all correspondence prior to being sent to the appropriate governmental authorities, provided that the nature and scope of the cure shall be in Seller’s sole discretion.  If such approval has not been obtained on or before July 29, 2005, either party may terminate this Agreement by written notice to the other, in which event neither party shall have any obligation to the other except for those obligations contained herein which by their terms survive contract termination, provided that upon notice from Seller of its intention to terminate, Buyer may waive Seller’s requirement to obtain the necessary governmental approvals. (In the event of such waiver, Seller agrees to permit Buyer to assume the lead role in working towards obtaining such approvals and completing the work, but neither obtaining such approvals nor completing such work shall be a condition of Closing.  Furthermore, if such approvals have not been obtained prior to Closing, Seller will provide Buyer with a credit against the Purchase Price of 110% of Seller’s cost to complete the scope of work last proposed by Seller to the governmental authorities, provided that, notwithstanding anything herein to the contrary, Seller shall not be responsible for the costs of survey, the design of the required planting area, engineering and agreed scope of work for the creation of a landscaped wetlands area, to the extent the costs thereof in the aggregate exceed $75,000.) Upon approval by the appropriate governmental authorities, Seller shall cause the approved work to be performed with due diligence and in a good and workmanlike manner and shall pay for the same. Upon completion, Seller shall be responsible to obtain all additional documentation required to evidence the curing of the default under the SWM Agreement and the remedying of the outstanding violation of law.  If required Seller will enter into a written wetlands maintenance agreement with the appropriate governmental authorities for the area of the storm water management facility, which agreement shall be subject to Buyer’s approval, such approval not to be unreasonably withheld, will record the same in the land records of Fairfax County.  Following Closing, Buyer shall assume all maintenance obligations under such wetlands maintenance agreement. To the extent the work is not completed as of Closing, Seller shall assign the contracts for such work to Buyer, which will assume all responsibility therefor post-closing, and Buyer shall receive a credit for 110% of the contract price for such work less amounts paid to date.

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	ER CARTER, L.L.C.,
a Delaware limited liability company

	By:		RREEF America, L.L.C.
	Its:		Managing Member

	By:	/s/ Pamela Boneham
Pamela Boneham, Director

Buyer:	COMSTOCK CARTER LAKE, L.C., a Virginia limited liability company

	By:	Comstock Homebuilding Companies, Inc., a
Delaware corporation, its manager

		By:	/s/ Christopher Clemente
Christopher Clemente
Chief Executive Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Real Property Description

Exhibit B	List of Tenant Leases

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Building Lease Termination Dates

Exhibit G	List of Service Contracts

Exhibit H	Intentionally Omitted

Schedules

Schedule 1	Disclosure Items

EXHIBIT A

Legal Description

Beginning at a point on the Northeasterly line of Beacontree Lane (Route 4787) marking the Southernmost corner of Block 13, Section 9, Reston; thence running with the Easterly lines of said Block 13 and continuing with the Southerly lines of Block 17, Section 9, Reston and the Fairfax County Park Authority the following courses:  N 44°48’01” E, 6.26 feet; N 40°38’42” E, 124.61 feet; N 32°20’30” E, 124.73 feet; N 28°07’04” E, 196.93 feet; S 64°45’14” E, 575.83 feet to a stone found; S 43°44’07” E, 841.52 feet to a concrete monument found; S 02°52’55” E, 920.86 feet to a concrete monument found; N 79°17’03” W, 900.68 feet to a concrete monument found and N 79°15’05” W, 1,054.87 feet to an iron pipe found on the Easterly line of Block 2, Section 29, Reston; thence running with the Easterly lines of the said Block 2 and continuing with Block 14, Section 9, Reston, the following courses:  N 37°08’10” E, 173.54 feet; N 28°51’25” E, 74.03 feet; N 22°14’36” E, 73.86 feet to an iron pipe found; N 14°07’29” E, 449.12 feet to an iron pipe found; N 21°46’59” E, 98.11 feet to an iron pipe found; N 37°07’28” E, 97.71 feet to an iron pipe found and N 44°48’01” E, 167.93 feet, to a point on the Southwesterly line of the aforementioned Becontree Lane; thence running with the Southwesterly lines of Becontree Lane S 52°53’40” E, 26.26 feet and with a curve to the right whose radius is 25.00 feet and whose chord is S 07°15’50” E, 35.75 feet, an arc distance of 39.82 feet to a point on the Westerly line of Becontree Lake Drive (Route 6330); thence running with the lines of Becontree Lake Drive the following courses:  S 38°22’00” W, 59.98 feet; with a curve to the right whose radius is 25.00 feet and whose chord is S 62°27’42” W, 20.41 feet, an arc distance of 21.03 feet; with a curve to the left whose radius is 50.00 feet and whose chord is S 51°38’00” E, 66.67 feet, an arc distance of 241.19 feet; with a curve to the right whose radius is 25.00 feet and whose chord is N 14°16’18” E, 20.41 feet, an arc distance of 21.03 feet; N 38°22’00” E, 332.95 feet; with a curve to the right whose radius is 190.00 feet and whose chord is N 75°33’03” E, 229.66 feet, an arc distance of 246.61 feet; with a curve to the right whose radius is 25.00 feet and whose chord is S 43°10’14” E, 20.41 feet, an arc distance of 21.03 feet; with a curve to the left whose radius is 50.00 feet and whose chord is N 22°44’06” E, 66.67 feet, an arc distance of 241.18 feet; with a curve to the right whose radius is 25.00 feet and whose chord is S 88°38’26” W, 20.41 feet, an arc distance of 21.03 feet; with a curve to the left whose radius is 240.00 feet and whose chord is S 75°33’03” W, 290.10 feet, an arc distance of 311.51 feet; S 38°22’01” W, 172.95 feet; with a curve to the right whose radius is 25.00 feet and whose chord is S 82°44’10” W, 34.96 feet, an arc distance of 38.72 feet and N 52°53’40” W, 21.71 feet to the point of beginning, containing 47.42571 acres of land, more or less.

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EXHIBIT B

List of Tenant Leases

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Exhibit C

SPECIAL WARRANTY DEED

THIS DEED, made this                     day of                                           , 2005, by and between                                           having an address at                                                                (“Grantor”), and                                          having an address at                                                             (“Grantee”).

WITNESSETH:

That the Grantor, in consideration of the sum of Ten ($10.00) in hand paid by Grantee and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby grant, bargain, sell and convey unto Grantee, in fee simple and with SPECIAL WARRANTY, all those certain lots or parcels of land situate, lying and being in Fairfax County, Virginia, commonly known as Carter Lake Apartments, as such land is more particularly described as follows:

INSERT LEGAL

TOGETHER with all of the ways, easements, rights, covenants, benefits, rights of ways, agreements, privileges, and appurtenances to the same belonging, enjoyed by, or in any way benefiting or appertaining; all right of the Grantor in and to any and all adjoining public and private streets, roadways, and rights of way, and any privately owned water and sewer lines serving the Property; and all of the estate, right, title, interest and claim, either at law or in equity, or otherwise however, of Grantor of, in, to or out of the Property.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto unto the Grantee in fee simple.  Grantor covenants that it has the right to convey the lot or parcel of land to Grantee; that it has done no act to encumber the same; and that it will execute such further assurances of the lot or parcel of land as may be requisite.

IN WITNESS WHEREOF, the Grantor has executed this Deed, as of the day and year first above written.

C-1

By:

STATE OF	)
)
COUNTY OF	)

The undersigned, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that                                             , of                                                         , whose name is signed to the foregoing Deed, being personally well known to me, did personally appear before me and acknowledged that she/he executed said deed as the free act and deed of                                             .

GIVEN under my hand and seal this           day of                                                             , 2005.

(SEAL)
Notary Public

My commission expires:

F-2

Exhibit D

BILL OF SALE

This Bill of Sale (the “Bill of Sale”) is made and entered into                            , 2004 by and between SELLERNAME, SELLERENTITY (“Assignor”), and ASSIGNEENAME, ASSIGNEEENTITY (“Assignee”).

In consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee free and clear of all liens or claims with special warranty of title and covenant of further assurances, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below and listed on Exhibit       attached hereto [ATTACH AS A LIST]), if any, owned by Assignor and situated upon and used exclusively in connection with the Real Property (as defined in the Agreement) and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, including, without limitation, the Tangible Personal Property identified in Exhibit B, if any, attached hereto and made a part hereof for all purposes (the “Personal Property”).

This Bill of Sale is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit C, if any, attached hereto and made a part hereof for all purposes.

Assignee acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale dated CONTRACTDATE, by and between Assignor and BUYERNAME (as amended, the “Agreement”), Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the Personal Property, (b) the income to be derived from the Personal Property, (c) the suitability of the Personal Property for any and all activities and uses which Assignee may conduct thereon, (d) the compliance of or by the Personal Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the Personal Property, or (f) any other matter with respect to the Personal Property.  Assignee further acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Assignee is relying solely on its own investigation of the Personal Property and not on any information provided or to be provided by Assignor, except as specifically provided in the Agreement.  Assignee further acknowledges and agrees that any information provided or to be provided with respect to the Personal Property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information.  Assignee further acknowledges and agrees that the sale of the Personal Property as provided for herein is made on an “as is, where is” condition and basis

D-1

“with all faults,” except as specifically provided in, and subject to the limitations contained in, the Agreement.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

ASSIGNOR:

SELLERNAME, SELLERENTITY

BY:
Name:
Its:

ASSIGNEE:

ASSIGNEENAME, ASSIGNEEENTITY

By:
Name:
Its:

D-2

Exhibit E

Assignment of Leases, Service Contracts,
Warranties and Other Intangible Property

This Assignment of Leases, Service Contracts, Warranties and Other Intangible Property (this “Assignment”) is made and entered into                                   , 2004 by and between SELLERNAME, SELLERENTITY (“Assignor”), ASSIGNEENAME, ASSIGNEEENTITY (“Assignee”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”): (i) those certain leases (the “Leases”) listed on Exhibit A attached hereto and made a part hereof for all purposes except for Seller’s right to collect delinquent rent and other delinquent sums owing under such Leases for the period prior to the date hereof in accordance with the Agreement (as defined below), (ii) those certain service contracts, equipment leases, tenant improvement agreements and leasing agreements (the “Service Contracts”) listed on Exhibit B, if any, attached hereto and made a part hereof for all purposes, and (iii) those certain warranties held by Assignor (the “Warranties”) listed on Exhibit C, if any, attached hereto and made a part hereof for all purposes, and (iv) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Property (each as defined in the Agreement), including, without limitation, any right of Assignor to use the name “Carter Lake Apartments” and any other mark, logo, name or trade name owned by Assignor now used exclusively in connection with the Real Property and any utility contracts or other agreements or rights relating to the use and operation of the Real Property and Personal Property but excluding the names “RREEF” and any derivatives thereof (collectively, the “Other Intangible Property”).

This Assignment is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit D, if any, attached hereto and made a part hereof for all purposes.

ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE LIMITATIONS CONTAINED IN, THAT CERTAIN AGREEMENT OF PURCHASE AND SALE, DATED AS OF CONTRACTDATE, BY AND BETWEEN ASSIGNOR AND BUYERNAME (AS AMENDED, THE “AGREEMENT”), THE ASSIGNED ITEMS ARE CONVEYED “AS IS, WHERE IS” AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO,

CONCERNING OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE ASSIGNED ITEMS, THE INCOME TO BE DERIVED THEREFROM, OR THE ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSIGNED ITEMS.

Except as otherwise expressly provided in Article VII of the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the Agreement) by (a) the “landlord” or the “lessor” under the terms, covenants and conditions of the Leases, including, without limitation, compliance with the terms of the Leases relating security deposits, and (b) the owner under the Service Contracts, the Warranties and/or the Other Intangible Property.  Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Closing Date.  Except as otherwise expressly provided in Article VII and subject to the provisions of Sections 3.2 and  9.19 of the Agreement (which provisions are not modified in any way by the following indemnity), Assignor agrees to protect, indemnify, defend and hold Assignee harmless from and against all claims, losses, damages, costs, expenses, obligations and liabilities (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) (collectively, “Claims”) arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, the Leases or Service Contracts prior to the Closing Date; provided, however, that the foregoing indemnity shall not apply to any Claims relating in any way to the physical, environmental or other condition of the Property (as defined in the Agreement) or the compliance or non-compliance of the Property with any legal requirements; and provided further that the foregoing indemnity shall apply solely to Claims first raised after the Closing Date and shall survive only for a period of six (6) months after the Closing Date.  Any such Claim which Assignee may have at any time against Assignor, whether known or unknown, which is not specifically asserted by written notice to Assignor within such six (6) month period shall not be valid or effective, and neither Assignor nor any Seller Related Parties (as defined in the Agreement) shall have any liability with respect thereto.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

ASSIGNOR:

SELLERNAME, SELLERENTITY

BY:

ASSIGNEE:

ASSIGNEENAME, ASSIGNEEENTITY

By:
Name:
Its:

Exhibit F

BUILDING LEASE TERMINATION DATES

Building Address	Lease Termination Date

11023 Becontree Lake Drive	December 31, 2005

11027 Becontree Lake Drive	December 31, 2005

11019 Becontree Lake Drive	January 31, 2006

11017 Becontree Lake Drive	February 28, 2006

11015 Becontree Lake Drive	March 31, 2006

11013 Becontree Lake Drive	April 30, 2006

11011 Becontree Lake Drive	May 31, 2006

F-1

EXHIBIT G

List of Service Contracts

G-1

EXHIBIT H

INTENTIONALLY OMITTED

H-1

Schedule 1

Disclosure Items

I-1

AGREEMENT OF PURCHASE AND SALE

ARTICLE I PURCHASE AND SALE OF PROPERTY

Section 1.1	Sale.

Section 1.2	Purchase Price.

ARTICLE II CONDITIONS

Section 2.1	Buyer’s Conditions Precedent.

ARTICLE III BUYER’S EXAMINATION

Section 3.1	Representations and Warranties of Seller.

Section 3.2	No Liability for Exception Matters.

Section 3.3	Survival of Seller’s Representations and Warranties of Sale.

Section 3.4	Seller’s Knowledge.

Section 3.5	Representations and Warranties of Buyer.

Section 3.6	Buyer’s Independent Investigation.

Section 3.7	Release.

Section 3.8	Survival.

ARTICLE IV TITLE

Section 4.1	Conditions of Title.

Section 4.2	Evidence of Title.

ARTICLE V RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1	Minor Loss.

Section 5.2	Major Loss.

ARTICLE VI BROKERS AND EXPENSES

Section 6.1	Brokers.

Section 6.2	Expenses.

ARTICLE VII LEASES AND OTHER AGREEMENTS

Section 7.1	Leasing.

Section 7.2	Leasing Commissions and Concessions.

Section 7.3	Tenant Notices.

Section 7.4	Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Section 7.5	Service Contracts.

ARTICLE VIII CLOSING AND ESCROW

Section 8.1	Escrow Instructions.

Section 8.2	Closing.

Section 8.3	Deposit of Documents.

Section 8.4	Omitted

Section 8.5	Prorations.

ARTICLE IX MISCELLANEOUS

Section 9.1	Notices.

Section 9.2	Entire Agreement.

Section 9.3	Entry and Indemnity.

Section 9.4	Time.

Section 9.5	Attorneys’ Fees.

Section 9.6	Assignment.

Section 9.7	Counterparts.

Section 9.8	Governing Law.

Section 9.9	Confidentiality and Return of Documents.

Section 9.10	Interpretation of Agreement.

Section 9.11	Limited Liability.

Section 9.12	Amendments.

Section 9.13	No Recording.

Section 9.14	Drafts Not an Offer to Enter into a Legally Binding Contract.

Section 9.15	ERISA.

Section 9.16	No Partnership.

Section 9.17	No Third Party Beneficiary.

Section 9.18	Omitted.

Section 9.19	Limitation on Liability.

Section 9.20	FIN 46 Language.

Section 9.21	Survival.

Section 9.22	Survival of Article IX.

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

SCHEDULES

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